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                                                                   Exhibit 10.75

                       KEY MANAGEMENT RETENTION AGREEMENT

        THIS KEY MANAGEMENT RETENTION AGREEMENT (the "Agreement"), dated as of February 6, 2002 (the "Effective Date"), is made and entered into by and between RAYTEL MEDICAL CORPORATION, a Delaware corporation (the "Company"), and SWAPAN SEN (the "Executive").

                                    RECITALS:

        A. The Executive is currently employed as the Company's Senior Vice President, and President of the Company's subsidiary, Raytel Imaging Holdings, Inc. ("RIH"), pursuant to a written employment agreement dated as of March 1, 1998 (the "Employment Agreement");

        B. The Company is considering various potential strategic transactions that could result in a Change of Control (as hereinafter defined);

        C. Pursuant to a resolution adopted on December 19, 2001, the Board of Directors approved a supplement to the Employment Agreement to provide additional incentive for the continued employment of the Executive in order to facilitate a potential Change of Control; and

        D. The parties now desire to enter into an agreement confirming such incentive arrangements.

        NOW, THEREFORE, the parties agree as follows:

        1. Definitions. For purposes of this Agreement, the following terms shall be defined as follows:

               1.1 "Cause" shall exist in the event of the Executive's (i) willful and repeated neglect of his duties as an employee of the Company (other than as a result of a physical disability not related to substance abuse), (ii) conviction of a crime involving moral turpitude, (iii) commission of any act of fraud or dishonesty against the Company, or (iv) breach of the Executive's obligations under the Employment Agreement or the Proprietary Information and Inventions Agreement between the Executive and the Company which, if curable, is not cured within ten (10) days following notice of such breach by the Company.

               1.2 A "Change of Control" of the Company shall occur upon: (i) a merger, consolidation or other reorganization involving the Company, or a tender offer, exchange offer or other transaction or series of transactions involving the acquisition of securities of the Company where, in any such case, the holders of voting securities of the Company immediately prior to such transaction or series of transactions own less than 50% of the voting securities of the surviving or successor entity, or its parent, immediately following such transaction or series of transactions; (ii) the sale of all or substantially all of the Company's assets; or (iii) the sale of all or substantially all of the capital stock or assets of RIH.

               1.3 "Good Reason" shall exist in the event that, other than under circumstances involving Cause or the Executive's total disability (as defined pursuant to the Company's long-term disability insurance plan covering the Executive if any such plan is then in


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effect, or otherwise as determined by the Company's Board of Directors), the
Company, without the Executive's prior written consent; (i) materially alters or reduces the Executive's duties, responsibilities and status with the Company from those which exist as of the Effective Date of this Agreement; (ii) assigns the Executive duties which are inconsistent with the Employee's position as Senior Vice President of the Company and President of RIH; (iii) materially breaches the terms of the Employment Agreement in respect to the payment of compensation or benefits or in any other material respect and such breach is not cured within ten days after notice thereof; (iv) requires the Employee, as a condition to his continued employment, to be based more than 100 miles from the location where he is based as of the Effective Date; or (v) requires the Employee, as a condition to his continued employment, to perform illegal or fraudulent acts or omissions.

        2. Retention and Severance Arrangement.

               2.1 Retention Bonus. In the event the Company effects a Change of Control during the term of this Agreement, the Executive shall be entitled to receive a cash bonus (the "Retention Bonus") in the amount of $350,000, payable in a single lump sum promptly upon the fulfillment of the conditions set forth in Section 2.2. The Executive may elect to reduce the Retention Bonus by an amount that will reduce or eliminate any excise tax liability under Section 280G of the Internal Revenue Code of 1986, as amended.

               2.2 Conditions to Receipt of Retention Bonus.

                      (a) In order for the Executive to be eligible to receive the Retention Bonus, the following conditions must be met:

                             (i) The Executive must be continuously employed by
the Company on a full-time basis between the Effective Date of this Agreement and the effective date of the Change of Control; and

                             (ii) Either of the following conditions must occur:
(A) the Executive remains continuously employed by the Company, RIH, the acquiring entity or another subsidiary or affiliate of the acquiring entity during the 12-month period following the effectiveness of the Change of Control; or (B) prior to the end of such 12-month period, the Executive's employment by one of such entities is terminated involuntarily by such entity other than for Cause or voluntarily by the Executive with Good Reason.

               2.3 Reduction. The Retention Bonus payable to the Executive shall not be reduced by any severance payments paid or payable to the Executive under the terms of the Employment Agreement.

               2.4 Acceleration of Option Vesting. The option agreements between the Company and the Executive shall be amended to provide that the vesting provisions of all outstanding options to purchase the Company's Common Stock held by the Executive shall be accelerated so that such options will vest and become exercisable, in full, upon the Change of Control, to the extent any such option agreements do not currently provide for such acceleration of vesting.


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               2.5 Annual Bonus. The Retention Bonus is not intended to replace or reduce any bonus to which the Executive may be entitled under the Company's existing annual incentive bonus program, which shall continue to be administered in accordance with the Company's existing policies.

               2.6 Term. The term of this Agreement shall be twelve (12) calendar months from the Effective Date of this Agreement.

        3. General

               3.1 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of and be binding upon the Company, the Executive and each and all of their respective heirs, legal representatives, successors and assigns. The duties, responsibilities and obligations of the Executive under this Agreement shall be personal and not assignable or delegable by the Executive in any manner whatsoever to any person, corporation, partnerships, firm, company, joint venture or other entity. The Executive may not assign, transfer, convey, mortgage, pledge or in any other manner encumber the compensation or other benefits to be received by him or any rights which he may have pursuant to the terms and provisions of this Agreement. The Company covenants and agrees to require that any successor to the Company through a Change of Control shall agree to honor the obligations of the Company under this Agreement.

               3.2 Waiver. No waiver of any breach of any warranty, representation, agreement, promise, covenant, paragraph, term or provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other warranty, representation, agreement, promise, covenant, paragraph, term or provision of this Agreement. No extension of the time for the performance of any obligation or other act required or permitted by this Agreement shall be deemed to be an extension of the time of the performance of any other obligation or any other act required or permitted by this Agreement.

               3.3 Entire Agreement. This Agreement, and the other agreements referred to herein, including the Employment Agreement and the Company's benefit plans, are the sole, complete and entire contract, agreement and understanding between the Company and the Executive concerning the subject matter hereof. Except as provided in the Employment Agreement or such benefit plans or as otherwise provided herein, this Agreement supersedes any and all prior contracts, agreements, plans, agreements in principle, correspondence, letters of intent, understandings, and negotiations, whether oral or written, concerning the subject matter hereof.

               3.4 Amendments. No amendment, modification, waiver, or consent relating to this Agreement will be effective unless and until it is embodied in a written document signed by the Company and by the Executive.

               3.5 Counterparts. The Agreement may be executed by the Company and by the Executive in counterparts, each of which shall be deemed an original and which together shall constitute one instrument.


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               3.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not in any manner whatsoever affect the construction or interpretation of this Agreement or be deemed a part of this Agreement for any purpose whatsoever.

               3.7 Severability. To the extent that any section, term, provision, sentence, phrase, clause or word of this Agreement shall be found to be illegal or unenforceable for any reason, such section, term, provision, sentence, phrase, clause or word shall be modified or deleted in such a manner as to make this Agreement, as so modified, legal and enforceable under applicable laws. The remainder of this Agreement shall continue in full force and effect.

               3.8 Applicable Law. This Agreement and each and every provision of this Agreement shall be interpreted solely pursuant to the internal laws of the State of California without regard to any conflicts of law principles thereof.

               3.9 Construction. The language of this Agreement shall for all purposes be construed as a whole, according to its fair meaning, not strictly for or against the Executive or the Company, without regard to the identity or status of any person or persons who drafted all or any portion of this Agreement.

               3.10 Notices. Any notices to be given pursuant to this Agreement by either party to the other party may be effected by personal delivery or by registered or certified mail, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses stated below, but each party may change its or his address by written notice to the other in accordance with this Section 3.10. Notices delivered personally shall be deemed received on the date of delivery. Notices delivered by mail shall be deemed received on the third business day after the mailing thereof.

        Mailed notices to the Executive shall be addressed as follows:

               Swapan Sen
               63 Bunning Drive
               Voorkees, N.J. 08043

        Mailed notices to the Company shall be addressed as follows:

               Raytel Medical Corporation
               2755 Campus Drive, Suite 200
               San Mateo, California 94403-2515
               Attention:  Chief Executive Officer

               3.11 Arbitration. Any and all controversies, disputes and/or claims in any manner arising out of or relating to this Agreement shall be settled solely be arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Such arbitration proceeding shall take place in the state and county of the Company's office where the Executive is based. Judgment on any decision rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party shall bear its own attorney's fees and expenses and other costs in any arbitration proceeding. All administrative fees and the fee of the


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arbitrator shall be borne by the parties equally. The arbitration provisions set forth in this Section 3.11 are intended by the Executive and by the Company to be absolutely exclusive for all purposes whatsoever, and applicable to each and every controversy, dispute or claim in any manner arising out of or relating to this Agreement, the meaning, application or interpretation of this Agreement, any breach or claimed breach thereof or any voluntary or involuntary termination of this Agreement with or without cause, including, without limitation, any such controversy, dispute or claim which, if pursued through any state or federal court or administrative agency, would arise at law, in equity or pursuant to statutory, regulatory or common law rules, regardless of whether such dispute, controversy or claim would arise in or from contract, tort or any other legal or equitable theory or basis.

        IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first set forth above.


RAYTEL MEDICAL CORPORATION


By:____________________________________     ___________________________________
   Richard F. Bader                         Swapan Sen
   Chairman and Chief Executive Officer




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